United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, D.C. 20220

February 15, 2012

Ladies and Gentlemen:

Reference is made to those certain letter agreements (the “Repurchase Letter Agreements”), dated as of the dates set forth on Schedule A hereto, between the United States Department of the Treasury (the “Investor”) and the company set forth on Schedule A hereto (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Repurchase Letter Agreements.
As documented by the Repurchase Letter Agreements, the Company has completed the repurchase from the Investor of all of the Preferred Shares issued to the Investor pursuant to the Securities Purchase Agreement. Following such time, the Company delivered a Warrant Repurchase Notice dated as of the date set forth on Schedule A hereto to the Investor. In connection with the consummation, on the date hereof, of the repurchase of the Warrant by the Company from the Investor, as contemplated by the Warrant Repurchase Notice and Section 4.9 of the Securities Purchase Agreement:
(a)     The Company hereby acknowledges receipt from the Investor of the Warrant; and
(b)     The Investor hereby acknowledges receipt from the Company of a wire transfer to the account of the Investor set forth on Schedule A hereto in immediately available funds of the aggregate purchase price set forth on Schedule A hereto, representing payment in full for the Warrant, determined in accordance with Section 4.9 of the Securities Purchase Agreement.
This letter agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
This letter agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this letter agreement may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.

In witness whereof, the parties have duly executed this letter agreement as of the date first written above.
UNITED STATES DEPARTMENT OF
THE TREASURY

By: /s/ TIMOTHY G. MASSAD
      Name: Timothy G. Massad
Title: Assistant Secretary for Financial
Stability

COMPANY:PEOPLES BANCORP INC.

By: /s/ EDWARD G. SLOANE
      Name: Edward G. Sloane
Title: Executive Vice President,
Chief Financial Officer and
                                 Treasurer

UST Seq. Number 92

SCHEDULE A
Company Information:

Name of the Company:	Peoples Bancorp Inc.
Corporate or other organizational form of the Company:	Corporation
Jurisdiction of organization of the Company:	Ohio

Information related to the Preferred Share Repurchases:

Date of Repurchase Letter Agreement for the repurchase of 21,000 of the Preferred Shares:	February 2, 2011
Date of Repurchase Letter Agreement for the repurchase of 18,000 of the Preferred Shares:	December 28, 2011

Terms of the Warrant Repurchase:

Date of Warrant Repurchase Notice:	February 2, 2012
Aggregate purchase price for the Warrant:	$1,200,724.15
Investor wire information for payment of purchase price for the Warrant:	ABA Number: 021000018 Bank: The Bank of New York Mellon Account Name: BETA EESA Preferred Account Account Number: GLA/111567